UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2024

SYNOPSYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19807	56-1546236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

675 Almanor Ave.

Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(650) 584-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value of $0.01 per share)	SNPS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Sixth Amendment to Revolving Credit Agreement

On February 13, 2024, Synopsys, Inc. (“Synopsys”) entered into a Sixth Amendment Agreement (the “Sixth Amendment”), by and among Synopsys, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends and restates Synopsys’ previous credit agreement, dated as of December 14, 2022 (as amended and restated by the Sixth Amendment, the “Revolving Credit Agreement”).

Under the Sixth Amendment, certain amendments became effective on February 13, 2024 and certain additional amendments will become effective upon the completion of the acquisition of all of the outstanding shares of ANSYS, Inc. by Synopsys in a cash-and-stock transaction (the “Ansys Merger”) pursuant to an Agreement and Plan of Merger dated as of January 15, 2024 (the “Merger Agreement”). Upon the effective date, the Sixth Amendment amends the financial covenant to allow netting of the cash proceeds of certain debt incurred to finance the Ansys Merger as well as certain other modifications set forth therein. Upon the completion of the Ansys Merger, the Sixth Amendment, among other things:

•	amends the applicable margin used to determine the interest that accrues on loans and the facility fee payable under the revolving credit facility to be based on the credit ratings of Synopsys;

•	amends the financial covenant thresholds under the financial covenant in the Revolving Credit Agreement requiring us to maintain a maximum consolidated leverage ratio; and

•	amends certain conditions to borrowing, other non-financial covenants and events of default.

The Revolving Credit Agreement provides an unsecured $850.0 million committed multicurrency revolving loan facility and an unsecured uncommitted incremental revolving loan facility of up to $150.0 million. The maturity date of the revolving loan facility is December 14, 2027, which may be extended at Synopsys’ option. As of the date hereof, there is no outstanding balance under the Revolving Credit Agreement.

The Revolving Credit Agreement contains a financial covenant requiring that Synopsys maintain a maximum Consolidated Leverage Ratio (as defined in the Revolving Credit Agreement, with levels set forth therein), as well as other non-financial covenants. Interest accrues on dollar-denominated loans at a floating rate based on, at Synopsys’ election, (i) the Adjusted Term SOFR Rate (as defined in the Revolving Credit Agreement) plus an applicable margin or (ii) the ABR (as defined in the Revolving Credit Agreement) plus an applicable margin. The applicable margin for Adjusted Term SOFR Rate based loans ranges from 0.785% to 0.975%, based upon Synopsys’ Consolidated Leverage Ratio. The applicable margin for ABR based loans is 0.000%. In addition to the interest on any outstanding loans, Synopsys is also required to pay a facility fee on the entire portion of the revolving credit facility ranging from 0.09% to 0.15% based on Synopsys’ Consolidated Leverage Ratio on the daily amount of the revolving commitment.

Subject to the completion of the Ansys Merger, interest under the Revolving Credit Agreement will accrue on dollar-denominated loans at a floating rate based on, at Synopsys’ election, (i) the Adjusted Term SOFR Rate plus an applicable margin based on the credit ratings of Synopsys ranging from 0.795% to 1.200% or (ii) the ABR plus an applicable margin based on the credit ratings of Synopsys ranging from 0.000% to 0.200%. In addition to the interest on any outstanding loans, Synopsys will also be also required to pay a facility fee on the entire portion of the revolving credit facility ranging from 0.080% to 0.175% based on the credit ratings of Synopsys on the daily amount of the revolving commitment.

The Revolving Credit Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the Revolving Credit Agreement or related documents; inaccurate representations and warranties; defaults in respect of other material indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; material ERISA defaults; the invalidity of any guaranty agreement; and change of control. If any event of default under the Revolving Credit Agreement occurs, the Administrative Agent (as defined in the Revolving Credit Agreement) or the other lenders under the Revolving Credit Agreement may terminate their respective commitments and declare immediately due all borrowings under the Revolving Credit Agreement.

The foregoing summary of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to the Revolving Credit Agreement (as amended and restated as provided in Exhibits A and B to the Sixth Amendment, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K).

Term Loan Credit Agreement

On February 13, 2024, Synopsys entered into a Term Loan Facility Credit Agreement (the “Term Loan Agreement”) in connection with the financing of the pending Ansys Merger, by and among Synopsys, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Term Loan Agreement provides us with the ability to borrow up to $4.3 billion at the closing of the Ansys Merger, subject to satisfaction of customary closing conditions for similar facilities, for the purpose of financing a portion of the cash consideration to be paid in the Ansys Merger and paying related fees and expenses in connection with the Ansys Merger and the other transactions contemplated by the Merger Agreement. The Term Loan Agreement provides for two tranches of senior unsecured term loans: a $1.45 billion tranche (“Tranche 1”) that matures two years after funding and a $2.85 billion tranche (“Tranche 2”) that matures three years after funding.

The Term Loan Agreement contains a financial covenant requiring that Synopsys maintain a maximum Consolidated Leverage Ratio (as defined in the Term Loan Agreement, with levels set forth therein) commencing the last day of the first fiscal quarter ending on or after the completion of the Ansys Merger, as well as other non-financial covenants. Under the Term Loan Agreement, borrowings will bear interest on the principal amount outstanding at a floating rate based on, at Synopsys’ election, (i) the Adjusted Term SOFR Rate (as defined in the Term Loan Agreement) plus an applicable margin based on the credit ratings of Synopsys ranging from 0.875% to 1.375% (in the case of Tranche 1) or 1.000% to 1.500% (in the case of Tranche 2) or (ii) the ABR (as defined in the Term Loan Agreement) plus an applicable margin based on the credit ratings of Synopsys ranging from 0.000% to 0.375% (in the case of Tranche 1) or 0.000% to 0.500% (in the case of Tranche 2).

We will also pay a ticking fee under the Term Loan Agreement in an amount equal to a rate per annum equal to 0.10% times the actual daily undrawn portion of the commitments in respect of the term loan facility, from and including May 14, 2024 to but excluding the earlier of (i) termination or expiration of the commitments under the term loan facility and (ii) the funding of the commitments.

The Term Loan Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the Term Loan Agreement or related documents; inaccurate representations and warranties; defaults in respect of other material indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; material ERISA defaults; the invalidity of any guaranty agreement; and change of control. If any event of default under the Term Loan Agreement occurs, the Administrative Agent (as defined in the Term Loan Agreement) or the other lenders under the Term Loan Agreement may terminate their respective commitments and declare immediately due all borrowings under the Term Loan Agreement, subject to a certain funds provision applicable through the expiration date of the commitments under the Term Loan Agreement.

The foregoing summary of the Term Loan Agreement is not complete and is qualified in its entirety by reference to the Term Loan Agreement (a copy of which is filed as Exhibit 2.2 to this Current Report on Form 8-K).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto under the caption “Term Loan Credit Agreement” is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

As previously disclosed, in connection with the Merger Agreement, Synopsys entered into a commitment letter (the “Bridge Commitment Letter”), dated as of January 15, 2024, among Synopsys, JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., HSBC Bank USA, National Association, HSBC Securities (USA) Inc. and The Hongkong and Shanghai Banking Corporation Limited (together, the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide, subject to the satisfaction of customary closing conditions, up to $16 billion of senior bridge term loans (the “Bridge Facility”) for the purpose of financing all or a portion of the cash consideration and paying related fees and expenses in connection with the Ansys Merger and the other transactions contemplated by the Merger Agreement. Effective February 13, 2024, Synopsys terminated $4.3 billion of the commitments of the Commitment Parties under the Bridge Facility, in lieu of which Synopsys expects to borrow the committed amounts available under the Term Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Sixth Amendment Agreement, dated February 13, 2024, by and among Synopsys, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

2.2	Term Loan Facility Credit Agreement, dated February 13, 2024, by and among Synopsys, as borrower, the lenders party thereto, HSBC Securities (USA) Inc., and Bank of America, N.A., as co-syndication agents, Mizuho Bank, LTD., The Bank of Nova Scotia, TD Bank, N.A., Truist Bank, and Wells Fargo Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOPSYS, INC.

Dated: February 14, 2024	By:	/s/ John F. Runkel, Jr.
	Name:	John F. Runkel, Jr.
	Title:	General Counsel and Corporate Secretary